Exhibit 10.1

Aimwell Energy Limited
10 Rosebery Avenue
Harpenden
Hertfordshire, AL5 2QP
UK

11 January 2010

Alamo Energy Corp.
1 Canada Square,
Canary Wharf,
London,
E14 5AA

Attention: Mr. Allan Millmaker, CEO

Reference: Alamo Energy Corp./Aimwell Energy Limited Participation in UKCS Landward Licence PEDL 245

Dear Allan

This letter sets out the agreement reached between Aimwell Energy Limited  (“Aimwell”) and Alamo Energy Corp. (“Alamo”) (together the “Parties” and individually a “Party”) with respect to the future participation of both companies in Landward blocks TQ 26, 36, 46 and 56 (“the Blocks”), all of which were awarded as Landward Licence PEDL 245 (“the Licence”) to Fox Energy Exploration Limited (Fox) and Aimwell by the Secretary of State responsible for such matters in May 2008 following the UKCS 13th Landward Licensing Round. The Licence carries the obligation for the acquisition of 60km of 2d seismic with a drill or drop decision to be made by June 2012. A further 2 years of the licence will run until June 2014 if a drill decision is made.

In consideration of the agreements and undertakings of the Parties herein contained, the Parties agree as follows:

1. Pursuant to the Participation Agreement dated 5th September, 2008 between Fox and Aimwell, Fox has agreed to assign its 90% interest in the Licence to Aimwell.

Subject to approval by the Secretary of State for the Department of Energy and Climate Change (DECC), Aimwell shall, concurrently with the assignment from Fox, assign to Alamo a 90% Interest in the Licence, in consideration of the payment by Alamo of £1.00 (one pound sterling), hereby acknowledged.

Following the aforementioned transactions, Alamo and Aimwell shall hold the following Percentage Interests (as defined below) in each Block and the Licence, subject to approval by DECC:

Alamo                              90.00%

Aimwell                              10.00%

For the purpose of this letter agreement, “Percentage Interest” means each Party’s respective undivided share, expressed as a percentage of all rights, benefits, obligations and liabilities arising under this letter agreement, in each Block and the Licence and in any Joint Operating Agreement relating to each such Block and the Licence.

Alamo shall be named operator (subject to approval by the Secretary of State for DECC) of all Blocks.

2. Alamo shall pay all of Aimwell’s 10% Percentage Interest share of all costs, expenses, liabilities and obligations (including without limitation, Licence obligations, Licence rentals, manpower costs, wells costs, seismic and other technical data costs) arising in respect of operations jointly conducted by Alamo and Aimwell in respect of each Block and the corresponding Licence (“Joint Operations”), until the date that a Field Development Plan is formally approved by the UK Secretary of State responsible for such matters, for the development of a discovery of petroleum in the blocks (“the Carry”). Thereafter, Alamo and Aimwell shall each be responsible for their respective Percentage Interest share of costs in respect of each Block and the corresponding Licence.

Alamo shall be free to assign (whether by sale or farm-out or otherwise) its Percentage Interest in each Block and the corresponding Licence, provided that;

(i)	the third party assuming the interest being granted is acceptable to DECC; and

(ii)	is capable of fulfilling the obligations to be assigned, including without limitation, the obligations in (iii) and (v) following; and

(iii)
Alamo shall assign with the Percentage Interest to be assigned, a corresponding proportionate share of the Carry, in other words, if Alamo assigns 50% of its Percentage Interest (i.e a 45% Percentage Interest), then 50% of the carry (being the payment of a 5% Percentage Interest share of Aimwell’s total 10% Percentage Interest share of all costs, expenses, liabilities and obligations arising in respect of Joint Operations in the blocks) shall be paid by such third party – the balance attributable to the 5% Percentage Interest to be paid by Alamo; and

(iv)	Alamo shall remain liable to Aimwell for any failure or default on the part of such third party to pay the foregoing amounts when properly due; and

(v)
Alamo shall assign with the Percentage Interest to be assigned a corresponding share of all of Alamo’s other rights and obligations under this letter agreement attributable to the Percentage Interest to be assigned and in any JOA (as defined in 5 below) and any other agreement entered into between the Parties as contemplated in 5 below; and

(vi)	Alamo shall procure that the third party enter into a legally enforceable agreement with Alamo and Aimwell in respect of the obligations assumed under (iii) and (v) above.

3. Aimwell shall, subject to any necessary Government and partner consents, have the right to assign (whether by sale of farm-out or otherwise) all or part of its Percentage Interest in the Blocks. The assignment of all or part of Aimwell’s Percentage Interest shall include a corresponding share of the Carry and Alamo shall enter into a legally enforceable agreement with the assignee third party in respect of such obligations. Aimwell will ensure that Alamo has full and fair opportunity to make an offer (not to be unreasonably delayed) if it proposes to dispose of all or part of its Percentage Interest and a corresponding part of the Carry.

4. Alamo and Aimwell each agree to act in a constructive fashion to facilitate exploration and development of each of the Blocks.

5. Alamo and Aimwell each agree to keep the other fully and timely informed on all matters relating to Joint Operations including without limitation, technical, operational, budget, farm-in and farm-out matters in respect of each of the Blocks and any correspondence or communication with DECC or other applicable governmental authorities.

The Parties shall negotiate and execute a Joint Operating Agreement (“JOA”) in respect of the Licence based upon the Oil & Gas UK form of JOA as set out on the Oil & Gas UK website (Standard Agreements Oct 07) no later than 6 (six) months following the signing of this agreement. The JOA voting passmark will be 2 or more non-affiliated parties holding a minimum aggregate percentage of at least 65%. In addition to the JOA referred to above, Alamo and Aimwell will enter into other agreements as necessary in accordance with normal North Sea practice.

6. If at any time Alamo wishes to relinquish any or all of the Blocks, it will notify Aimwell in advance and provide Aimwell the opportunity to take an assignment of interest to enable retention of the Blocks by Aimwell.

7. Aimwell will provide joint venture geotechnical and other related services on the Licence until a drill or drop decision is made on the Licence by the Parties.

8. This Agreement shall be governed by and construed in accordance with the laws of England, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the English Courts.

If you agree that the above sets out the agreement between us, kindly so indicate by signing in the space provided below.

Sincerely,

/s/ Michael Rose
Michael Rose
Director
Aimwell Energy Limited.

Accepted and agreed to:

/s/ Allan Millmaker
Allan Millmaker
CEO
Alamo Energy Corp.